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                                                                     EXHIBIT 4.1

                         INCENTIVE STOCK OPTION PLAN OF

                 GREENE COUNTY BANCSHARES, INC. AND SUBSIDIARIES

                                     OF 1995

1. Purpose of the Plan. This Incentive Stock Option Plan of Greene County Bancshares, Inc. and Subsidiaries (the "Plan"), adopted as of December 13, 1995 is hereby intended to aid Greene County Bancshares, Inc. (the "Company"), Greene County Bank, American Fidelity Bank and Premier Bank of East Tennessee (the "Banks") in securing and retaining key employees of outstanding ability by making it possible to offer them an increased incentive in the form of a proprietary interest in the common stock of the Company, to join or continue in service of the Company and Banks and to increase the welfare and success of the Company and its Banks and to assist in attracting the best available individuals to the Company and the Banks to serve as officers and directors in the future. This Plan shall become effective on the date that it is approved by the majority of the shareholders of the Stock present by person or by proxy and entitled to vote at the annual meeting or a special meeting of the Company.

2. Definitions. When used herein, the following terms shall have the meaning set forth below.

         (a) "Bank" or "Banks" means the Banks referred to above herein and any other Bank that adopts this plan. Such Banks may be referred to collectively as "Banks" or individually as "Bank" throughout this Plan.

         (b)      "Board" means the Board of Directors of the Company.


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         (c)      "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

         (d) "Committee" means the committee designated by the Board of Directors of the Company to administer the Plan in accordance with the responsibilities and powers described in Paragraph 4 of this Plan.

         (e) "Date of Grant" means the date on which an Incentive Stock Option Award is granted under a written Incentive Stock Option Award Agreement executed by the Company and the Bank and each Participant pursuant to this Plan.

         (f) "Date of Exercise" means the date upon which the Participant accepts the Bank's offer to purchase the Stock and provides to the Bank written notice of the Participant's intent to exercise the Incentive Stock Option Award and provides full payment for the option price of the option Shares purchased.

         (g) "Discharge for Cause" means the voluntary or involuntary termination or resignation of a Participant because of his conviction of a crime involving moral turpitude, a gross failure on the part of the Participant to perform his expected duties, or the wilful misconduct or action on the Participant's part that is potentially, materially damaging or detrimental to the Banks. The determination of whether a Participant has incurred a "Discharge for Cause" shall be made by the Committee, on a non-discriminatory basis, whose decision shall be binding and conclusive.

         (h) "Incentive Stock Option Award" means the granting of an option that meets the requirements of Code Section 421 to purchase shares of Stock, but is subject to the forfeiture and other conditions and restrictions set forth in this Plan or the Incentive Stock Option Award Agreement.


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         (i)      "Incentive Stock Option Award Agreement" means the written agreement in such form as is approved by the Committee, which shall be duly executed by the Company, the Bank which employs the Participant and the Participant and which shall set forth the terms and conditions of the Incentive Stock Option Award as provided under the Plan. Such Agreement may contain any provisions determined at the sole discretion of the Committee, which are not inconsistent with the provisions of this Plan.

         (j) "Participant" means any officer or director of the Company or Banks who receive an award of an option hereunder as determined by the Committee.

         (k)      "Stock" means the Company's $10 par value common stock.

         (l) "Subsidiaries" means any wholly owned subsidiary of the Company or a Bank. Any such Subsidiary may adopt this Plan for the benefit of its employees.

3. Stock Subject to the Plan. The maximum number of shares of Stock with respect to which Incentive Stock Option Awards may be granted under this Plan shall not exceed thirty thousand (30,000) shares of Stock, to be awarded to the Participants as provided herein. The shares of Stock may be authorized but unissued shares.

         The value of the shares of Stock which may be exercised for the first time by a Participant in any one year under this Plan may not exceed $100,000, based on the fair market value of the Stock at the Date of Grant.

4. Administration of the Plan. The Board of Directors of the Company shall appoint the members of the Committee. The Committee shall consist of no less than two (2) persons, neither of whom shall be Participants in the Plan. With respect to the Plan and all Incentive Stock Option Awards granted thereunder, the Committee shall have full authority, subject to the provisions of the Plan and the Incentive Stock Option




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         Award Agreement, to interpret the Plan and the Incentive Stock Option
         Award Agreements and to prescribe, amend, and rescind rules and regulations relating to the Plan and the Incentive Stock Option award Agreements. The Committee shall have full authority, subject to the provisions of the Plan and the Incentive Stock Option Award Agreements, to determine who shall be a participant and receive options under the Plan; to determine the terms (including restrictions and conditions) of any such Incentive Stock Option Awards Agreement; to amend or cancel Incentive Stock Option awards (subject to the terms of this Plan and the Incentive Stock Option Award Agreements); to accelerate the date of lapse of restrictions with respect to all or any part of the shares of Stock subject to an Incentive Stock Option Award Agreement; and to require the cancellation or surrender of any previously granted Incentive Stock Option Awards on which the restrictions have not yet lapsed under this Plan, such Incentive Stock Option Award Agreement, or any other plans of the Bank as condition to the granting of an Incentive Stock Option Award. The Board may, from time to time, appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Board shall select one of the members of the Committee to act as its Chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. Any action of the Committee may be taken without the need for a meeting by a written instrument signed by all of the members of the Committee, and any action so taken shall be fully effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable and shall appoint a secretary who shall keep minutes of its meetings and records of all actions taken in writing without a meeting. No member of the Committee shall be liable, in the absence of good faith, for any act or omission with respect to his service on the Committee.



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5.       Incentive Stock Option Awards. Incentive Stock Option Awards shall be granted under the Plan by the Committee in accordance with the provisions of this Plan. Incentive Stock Option Awards granted under this Plan shall be evidenced by an Incentive Stock Option Award Agreement in such form as the Committee may, from time to time, determine and shall be subject to the terms, conditions and restrictions set forth in this Plan and the Incentive Stock Option Award Agreement. Incentive Stock Option Awards shall be granted in accordance with the following terms and conditions:

         (a) Participants to whom Incentive Stock Option Awards may be Granted. Incentive Stock Option Awards will be granted to such Participants determined as provided in Section 2(j) of this Plan, provided that such Participants have an "employment relationship", within the meaning prescribed under Treasury Regulation Section 1.421-7(h), with a Bank or the Company at the time the Incentive Stock Option Award is granted.

         (b) Price. The purchase price per share of Stock deliverable upon the exercise of an Incentive Stock Option Award shall be not less than one hundred percent (100%) of the "fair market value" of the Stock on the Date of Grant. Notwithstanding the above, if the Participant possesses ten percent (10%) or more of the Stock of the Company (hereinafter referred to as a "10% Shareholder"), the purchase price of the Stock for such Participant shall not be less than one hundred ten percent (110%) of the "fair market value" of the Stock on the Date of Grant. Shares of Stock may be purchased upon full payment of the purchase price provided for in the Incentive Stock Option Award Agreement relating to the Stock. With the consent of the Committee, payment of the purchase price may be made, in whole or in part, through the surrender of shares of Stock of the Company at the "fair market value" of such shares determined in the manner described in Subparagraph (d), hereof;




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                  provided, however, that the shares have not been acquired
                  through the prior grant of any Incentive Stock Option Awards.

         (c) Exercise of Options. The Participant may exercise any part of the Incentive Stock Option Award, as limited by Subparagraph
                  (e) of this section, by giving the Bank written notice of the intent to exercise and by delivering the full payment price of the Incentive Stock Option Award for the Stock purchased to the Bank. The written notice of the intent to exercise shall specify the number of shares of Stock to which the option is to be exercised and the purchase price of the Stock. As soon as practicable after the Date of Exercise, the Bank shall deliver to the Participant a certificate, or certificates, for the Stock being purchased.

         (d) Determining Fair Market Value of Stock. For purposes of this Plan, the term "fair market value" shall mean:

                  (i) if the Stock is listed or admitted to trade on a national securities exchange, the closing price of the Stock on the composite tape of the principal national securities exchange on which the Stock is so listed or admitted to trade.

                  (ii) if the Stock is not listed or admitted to trade on a national securities exchange, the mean between the last reported bid and asked price for the Stock as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is not reporting such information with respect to the Stock; or

                  (iii) if the Stock is not listed or admitted to trade on a national securities exchange and if bid and asked prices for the Stock are not so furnished through NASDAQ or a similar organization, the fair market value of



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                           the Stock shall be determined by the Committee,
                           acting in good faith. The Committee may rely on the advice of qualified appraisers or investment advisers in helping to establish the fair market value of the Stock.

         (e) Terms of Incentive Stock Option Award. In no event shall the Incentive Stock Option Award be exercisable more than ten (10) years from the Date of Grant. Stock options shall become exercisable in five (5) installments after the approval of the Plan by the Company shareholders. The options awarded in Award Agreements hereunder shall vest and the Participant shall have the right to purchase the following number of option shares of Stock upon exercise of the option, on and after the following dates, in cumulative fashion in accordance with the following vesting schedule:

                  (i) on and after the first anniversary of the Date of Grant, twenty (20%) (ignoring fractional shares) of the total number of option shares;

                  (ii) On and after the second anniversary of the Date of Grant, forty percent (40%) (ignoring fractional shares) of the total number of option shares less the number of shares previously purchased through options exercised under this Plan;

                  (iii) On and after the third anniversary of the Date of Grant, sixty (60%) (ignoring fractional shares) of the total number of option shares less the number of shares previously purchased through options exercised under this Plan;

                  (iv) On and after the fourth anniversary of the Date of Grant, eighty percent (80%) (ignoring fractional shares) of the total number of option shares




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                           less the number of shares previously purchased
                           through options exercised under this Plan;

                  (v) On and after the fifth anniversary of the Date of Grant, one hundred percent (100%) (ignoring fractional shares) of the total number of option shares less the number of shares previously purchased through options exercised under this Plan;

         (f) Termination of Employment. If the Committee determines that a Participant has been Discharged for Cause, all rights under the Participant's Incentive Stock Option Award Agreement shall expire immediately and the Participant's Incentive Stock Option Award shall become null and void and shall no longer be exercisable by the Participant. Unless otherwise provided in a Participant's Incentive Stock Option Award Agreement, upon a Participant's termination of employment with the Bank for any reason other than a Discharge for Cause, his Incentive Stock Option Awards shall be exercisable (to the extent that the Participant has become vested in his Incentive Stock Option Awards prior to the date of the Participant's termination) for a period of three (3) months following the Participant's termination of employment. If the Participant's termination of employment with the Bank results from the Participant's death or disability, the Participant's Incentive Stock Option Awards that have become exercisable as of the date of the Participant's death or disability shall remain exercisable for one (1) year following the date of the Participant's termination of employment with the Bank. For purposes of the above, a Participant shall be deemed to be disabled when the Committee determines, in its sole discretion, that the Participant is unable to engage in any substantial activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.



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                  Under no circumstances may an Incentive Stock Option Award be exercised after the expiration of the Incentive Stock Option Award's term.

6. Rights of a Shareholder; Nontransferability. A Participant shall have no rights as a shareholder of the Company with respect to any shares of Stock granted as an Incentive Stock Option Award or covered under an Incentive Stock Option Award Agreement until the date of issuance of a Stock certificate for such shares. Nothing in this Plan, or in any Incentive Stock Option Award Agreement issued or granted, confers on any person any right to continue in the employ of the Company, the Bank or the Subsidiaries, or to continue to perform services for the Company, the Bank or Subsidiaries, or interferes in any way with the right of the Company, the Bank and Subsidiaries to terminate the services of a Participant as an officer or employee at any time.

         No grant under the Plan or an Incentive Stock Option Award Agreement shall be transferable by a Participant other than by laws of descent and distribution and may only be exercised during his lifetime by the Participant.

7. Dilution and Other Adjustments. In the event of any merger, consolidation, stock dividend, stock split, split-up, combination or exchange of shares or recapitalization or change in capitalization, the total number of shares set forth in Section 3 shall be proportionately and appropriately adjusted. In any such case, the number and kind of shares that are subject to any outstanding option hereunder (including any option outstanding after termination of employment) and the option price per share shall be proportionately and appropriately adjusted without any change in the aggregate option price to be paid therefor upon the exercise of the option.

8. Change in Control. If after the effective date hereof either (a), (b), or (c) below is to occur, any Participant holding an option hereunder shall immediately prior to such event, immediately vest and have the right to exercise the option for all shares




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         optioned thereunder and not previously purchased, irrespective of the vesting schedule set forth in Section 5(e) herein and any provision under the Award Agreement which would otherwise prohibit such exercise at such time:

         (a) the acquisition ("Acquisition"), directly or indirectly, by any "person" [as such term is defined for purposes of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 "Exchange Act")], other than by the Company or any person so defined who on the effective date hereof is a director of the Banks or the Company or whose shares of stock therein are treated as "beneficially owned" (as such term is defined for purposes of Rule 13d-3 of the Exchange Act) by any such director ("Acquiror"), of the beneficial ownership (as such term is defined for purposes of Section 13(d)(1) of the Exchange Act) of shares of the Company which, when added to any other shares the beneficial ownership of which is held by the Acquiror, shall have twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

         (b) the occurrence of any merger, consolidation or reorganization to which the Company or the Banks are a party and pursuant to which the Company or the Banks (or an entity controlled thereby) are not a surviving entity, or the sale of all or substantially all of the assets of the Corporation or the Banks; or

         (c) the occurrence of a change in control of the Company or the Banks of the nature that would be required to be reported in response to Item 5(j) of Schedule 14A of Regulation 14A under the Exchange Act, or in response to the regulations of the Federal Reserve Board or the FDIC or any other federal regulatory agency having authority over the business operations of the Corporation or the Banks.




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         Notwithstanding the foregoing provisions of this Section, in the event of a change in control as defined above, the Committee may in its sole discretion declare that the Options granted under the Plan, with 100% vesting as provided above, are canceled and provide a cash-out payment equal to the value (fair market value of the stock less the exercise price of the option times the number of shares subject to options not previously exercised) of all Incentive Stock Options granted to each Participant.

9. Withholding. The Bank shall have the right to deduct from any amount otherwise payable to a Participant the amount of any taxes which the Bank is or will be required to withhold, as and when required by law, with respect to any Incentive Stock Option Award granted hereto. In the event the total amount otherwise payable by the Bank to such Participant is insufficient to provide the Bank with the taxes which it is required to withhold, then the Bank shall have the right to require the Participant to pay the Bank the amount of such excess amounts before any certificates of Stock will be delivered to the Participant.

         In the alternative, the Bank shall have the right to require the Participant to remit to the Bank an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such stock.

10. Amendment of the Plan. The Plan may be amended by the Board at any time and from time to time. Notwithstanding the above, no such amendment or cancellation of the Plan or any Incentive Stock Option Award Agreement granted under the Plan shall impair any of the rights or economic benefits previously accrued by any Participant, without his consent, under any Incentive Stock Option Award Agreement theretofore granted under the Plan.

11. Termination of the Plan. The right to grant Incentive Stock Option Awards under the Plan will terminate on the date that is the later of ten (10) years from the date this Plan is executed or the date that all Stock Option Awards have been exercised.




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         Notwithstanding the above, the Bank and Subsidiaries have the right to suspend or terminate the Plans at any time prior to the above date, provided that no such action will, without the consent of a Participant, adversely affect such Participant's rights under a previously granted Incentive Stock Option Award Agreement.

12. Securities Laws Compliance. The Company's, the Bank's and/or Committee's obligation to sell and/or deliver Stock under any Incentive Stock Option Award Agreement granted under the Plan is subject to such compliance with federal, state, administrative or quasi-administrative requirements, laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company and the Bank or Committee deem necessary or advisable. The Committee may, if it shall deem it necessary or desirable, require a Participant to submit appropriate representations in writing to the Bank, or a written investment letter prior to the delivery of any shares of Stock pursuant to the exercise of an Incentive Stock Option Award.

13. Loans or Bonuses to Participants. If approved by the Committee and in accordance with applicable law, the Bank may lend money or grant a bonus to a Participant to either assist the Participant in financing the exercise or making the required tax deposits related to an Incentive Stock Option Award granted under the Plan.

14. Applicable Law. Except as otherwise preempted by federal law in accordance with the Employee Retirement Income Security Act of 1974, as amended, the Plan will be administered in accordance with the laws of the State of Tennessee.

15. Reporting Obligations. On or before January 31 of the year following the exercise of the Incentive Stock Option Award, the Bank or Subsidiary must provide the Participant with a statement regarding the value of the Stock at the Date of Exercise, the Date of Grant and other pertinent information.




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16.      Other Provisions. As used in this Plan, the Incentive Stock Option
         Award Agreements and any other documents prepared in implementation of the Plan, references in the singular or plural shall refer to the plural or singular as the identity of the person or persons or entity or entities being referred to may require. The captions used in the Plan, the Incentive Stock Option Award Agreements, and such other documents are for convenience only and shall not affect the meaning of any provisions hereof or thereof.

17. Restated Plan. This Plan restates, amends, and ratifies to the extent it is not revised herein, the Incentive Stock Option Plan of Greene County Bancshares, Inc. and Subsidiaries adopted in 1995.


(CORPORATE SEAL)

Attest:                                              GREENE COUNTY BANCSHARES,
                                                     INC.

By:  /s/ Davis Stroud
     -----------------------------------
Printed Name:  Davis Stroud                          By:  /s/ Stan Puckett
             ---------------------------                  ----------------------------------
Secretary:  Davis Stroud                             Printed Name:  Stan Puckett
          ------------------------------                            ------------------------
                                                     Title:  President & CEO
                                                             -------------------------------

Attest:                                              GREENE COUNTY BANK

By:  /s/ Davis Stroud                                By:  /s/ Stan Puckett
     -----------------------------------                 -----------------------------------
Printed Name:  Davis Stroud                          Printed Name:  Stan Puckett
             ---------------------------                            ------------------------
Secretary:  Davis Stroud                             Title:     President & CEO
          ------------------------------                        ----------------------------

Attest:                                              AMERICAN FIDELITY BANK

By:  /s/ James I. Stalsworth                         By:  /s/ Bradford M. Sayles
     -----------------------------------
Printed Name:  James I. Stalsworth                   Printed Name:  Bradford M. Sayles
            ----------------------------                            ------------------------
Secretary:  & Executive V.P.                         Title:     President and CEO
          ------------------------------                        ----------------------------

                                                     PREMIER BANK OF EAST
Attest:                                              TENNESSEE



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

By:  /s/ Bob Dixon                                   By:  /s/ William C. Adams, Jr.
     --------------------------------                     ---------------------------------
Printed Name:  Bob Dixon                             Printed Name:  William C. Adams, Jr.
               ----------------------                               -----------------------
Secretary:  Secretary & Senior V.P.                  Title:     President & CEO
            -------------------------                           ---------------------------





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